EXHIBIT 10.2


     DESCRIPTION OF COMPENSATION ARRANGEMENT

 BETWEEN R.H. PHILLIPS, INC. AND VICTOR L. MOTTO


     In exchange for his agreement to serve on the Board of Directors of R.H. Phillips, Inc. (The "Company"), Victor L. Motto is to receive a one-time retainer of $5,000, plus a fee of $1,000 per Board of Directors meeting he attends. Mr. Motto is also to receive an option to purchase a maximum of 20,000 shares of Common Stock at a price equal to the fair market value of the Company's Common Stock as of the date the option is granted, subject to approval of a final stock option agreement by Mr. Motto and the Board of Directors of the Company.